UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: May 15, 2006 (Date of earliest event reported)
Rosetta Resources Inc. (Exact name of registrant as specified in its charter)

TX (State or other jurisdiction of incorporation)	000-51801 (Commission File Number)	43-2083519 (IRS Employer Identification Number)

717 Texas, Suite 2800 (Address of principal executive offices)		77002 (Zip Code)
7133354000 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a), (b) and (c): not applicable.

(d): On May 15, 2006, the board of directors of Rosetta Resources Inc. ("Rosetta") elected G. Louis Graziadio, III, to be a member of the board of directors of Rosetta, which brings the total number of directors of Rosetta to five. Three of the five members of Rosetta's board of directors are determined to be "independent" in accordance with the standards promulgated by the NASDAQ National Market and by the Securities and Exchange Commission.

Mr. Graziadio, age 56, is the President and Chief Executive Officer of Second Southern Corp., which is the sole manager of Ginarra Partners, L.L.C. In addition to serving on Rosetta's Board, Mr. Graziadio is also a Director of the Board for True Religion Apparel, Inc. and Acacia Research Corporation. From 1984 through 2000, Mr. Graziadio served as a director of Imperial Bancorp, Imperial Ventures, Inc., Imperial Trust Company and Imperial Financial Group.

Mr. Graziadio has vast experience in oil and gas investments and real estate development activities throughout the United States, including planned residential communities, retail centers, commercial office buildings and industrial properties. The companies with which he is affiliated are significant shareholders in numerous private and public companies. Since 1978, Mr. Graziadio has been active in restructurings of both, private and public companies, as well as corporate spin-offs and IPOs.

Mr. Graziadio has not been named to any committees of the board of directors and is not currently expected to be named to any committees of the board of directors.

In connection with his election to be a member of Rosetta's board, Mr. Graziadio will receive 1,800 shares of restricted common stock and fully-vested options to purchase 10,000 shares of Rosetta's common stock at an exercise price of $17.49 per share of common stock. Each of these grants is issued under Rosetta's 2005 Long-Term Incentive Plan. The restricted common will vest over three years: 25% on the first anniversary of the grant, 25% on the second anniversary of the grant, and the remaining 50% on the third anniversary of the grant. In addition to the grants described above, Mr. Graziadio is eligible for the regular compensation paid by Rosetta to a non-employee director, which will be prorated during his initial term.

In August 2003, a subsidiary of Calpine Corporation entered into an administrative services agreement with LOTO Energy, LLC ("LOTO I") to provide certain services for oil and natural gas properties to LOTO I for a transition period of time. In 2005, when Rosetta completed the acquisition of Calpine's domestic oil and natural gas business, Rosetta acquired the Calpine subsidiary which serviced this contract. Rosetta has determined that this contract was for below market rate and, in accordance with the terms of the contract, has given notice to terminate this contract.

Additionally, in February 2006, Rosetta completed a transaction for the acquisition of certain oil and natural gas properties in Colorado from LOTO Energy II, LLC ("LOTO II"), for a purchase price of approximately $789,000 as well as a grant of a 5% overriding royalty interest and a 7.5% carried working interest. Mr. Graziadio was president of LOTO II at the time this transaction was consummated.

Mr. Graziadio previously formed an irrevocable family trust for the benefit of his children which indirectly owns 40.5% of LOTO I and 50% of LOTO II and will receive the pecuniary benefit of such ownership. This family trust is administered by independent trustees. Mr. Graziadio does not have any discretion over removal or appointment of the trustees, nor does he have a pecuniary interest in the holdings of the trust. For LOTO I, the remaining ownership is 40.5% owned by an unaffiliated third party and 19% owned by Rosetta Resources Operating LP. For LOTO II, the remaining 50% is owned by an unaffiliated third party.

A copy of Rosetta's press release relating to this event is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       "Rosetta Resources Inc. Names New Director to Board of Directors"

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2006	ROSETTA RESOURCES INC. By: /s/ Michael J. Rosinski Michael J. Rosinski CFO

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Rosetta Resources Inc. dated May 19, 2006